Exhibit 21.1

SUBSIDIARIES OF SAEXPLORATION HOLDINGS, INC.

Name	State or County of Organization
SAExploration Sub, Inc.	Delaware
SAExploration, Inc.	Delaware
SAExploration Seismic Services (US), LLC	Delaware
NES, LLC	Alaska
Southeast Asian Exploration Pte., Ltd.	Singapore
SAExploration Papua New Guinea Ltd.	New Guinea
Southeast Asian Exploration Pte Ltd. (PNG Branch) *	New Guinea
Southeast Asian Exploration Pte Ltd. (NZ Branch) *	New Zealand
SAExploration (Australia) Pty Ltd.	Australia
SAE (Australia) Pty Ltd.	Australia
SAExploration (Brasil) Servicos Sismicos Ltda.	Brazil
SAExploration Mexico S. de R.L. de C.V	Mexico
SAExploration S.A.U. (Argentina)	Argentina
SAExploration (Cyprus) Limited	Cyprus
1623739 Alberta Ltd.	Alberta, Canada
1623753 Alberta Ltd.	Alberta, Canada
SAExploration (Canada) Ltd.	Alberta, Canada
Kalo Tue Exploration Ltd. [1]	Alberta, Canada
SAExploration Ltd.	Alberta, Canada
SAExploration (Malaysia) Sdn. Bhd	Malaysia
Geokinetics Singpore Pte., Ltd.	Singapore
Kuukpik/SAExploration, LLC 2	Alaska
Calgary Finance Company, Ltd.	Alberta, Canada
SAExploration (Colombia) S.A.S.	Colombia
SAExploration, Sucursal Colombiana *	Colombia
SAExploration S.A. Sucursal Bolivia *	Bolivia
Saexploration Seismic Services Limited [3]	Nigeria
SAExploration Global Holdings (UK) Ltd.	United Kingdom
Servicios Sismicos de Bolivia S.R.L.	Bolivia
Global Finance Company Ltd.	United Kingdom
Nauhual Operadora de Servicios [4]	Mexico
SAExploration UK Ltd.	United Kingdom
SAExploration (Peru) S.R.L.	Peru
SAExploration (Egypt), LLC	Egypt

1	SAExploration (Canada) Ltd. owns 49%; Willowlake Environmental Ltd. owns 51%
2	SAExploration, Inc. owns 49%; Kuukpik Corporation owns 51%
3	SAExploration, Inc. owns 49%; Adcax Investments Ltd, Royal Properties Ltd. and Adekile Aderemi/Dore Rowland own 51%
[4]	Global Finance Company Ltd. owns 99%; Calgary Finance Company Ltd. owns 1%
*	Unincorporated division treated as a branch office